Filed pursuant to Rule 424(b)(3)

Registration No. 333-198848

Prospectus Supplement dated October 12, 2015

(To Prospectus dated October 2, 2014, as Supplemented on February 12, 2015)

COMBIMATRIX CORPORATION

Warrants to Purchase 700,000 Shares of Common Stock

This prospectus supplement amends the prospectus dated October 2, 2014, as supplemented on February 12, 2015, in order to reflect an amendment to the exercise provision of the warrants described therein (the “Warrants”) to purchase shares of our Common Stock, par value $0.001 per share (“Common Stock”). This prospectus supplement should be read in conjunction with the prospectus dated October 2, 2014 and the prospectus supplement dated February 12, 2015, which are to be delivered with this prospectus supplement.

The Warrants, as described in the prospectus as supplemented, and as originally issued by us, had an exercise price of $1.97 per share. Our board of directors approved amending the Warrants to reduce the exercise price to $1.10 per share. In consideration for entering into such amendment of the Warrants, each holder of Warrants agreed to irrevocably waive ab initio and for all time its right to receive cash dividends on its shares of our Series E 6% Convertible Preferred Stock.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “CBMX.” On October 9, 2015, the closing sale price of our Common Stock on The Nasdaq Capital Market was $1.18 per share.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risk factors beginning on page S-5 of the prospectus supplement dated February 12, 2015.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 12, 2015.